Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Electronic Arts Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-66836, 33-55212, 33-53302, 33-41955, 33-61781, 33-61783, 333-09683, 333-09893, 333-32239, 333-32771, 333-46937, 333-60513, 333-60517, 333-84215, 333-39430, 333-39432, 333-44222, 333-60256, 333-67430, 333-82888, 333-99525, 333-107710, 333-117990, 333-120256, 33-127156, and 333-131933) and the registration statement on Form S-3 (No. 333-102797), of Electronic Arts Inc. of our reports dated June 9, 2006, with respect to the consolidated balance sheets of Electronic Arts Inc. as of April 1, 2006 and March 26, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 1, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 1, 2006 and the effectiveness of internal control over financial reporting as of April 1, 2006 which reports appear in this April 1, 2006, annual report on Form 10-K of Electronic Arts Inc.
Our report dated June 9, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 1, 2006, contains an explanatory paragraph that states that, in conducting the Company’s evaluation of the effectiveness of its internal control over financial reporting, management excluded the acquisition of JAMDAT Mobile Inc., which was completed by the Company in February 2006. Our audit of internal control over financial reporting of Electronic Arts Inc. also excluded an evaluation of the internal control over financial reporting of JAMDAT Mobile Inc.
KPMG LLP

Mountain View, California
June 9, 2006